Exhibit 10.2

WisdomTree Investments, Inc.

250 West 34th Street

3rd Floor

New York, NY 10119

May 25, 2022

Deborah A. Fuhr

c/o ETFGI LLP

125 Old Broad Street, 6th Floor

London EC2N 1AR

United Kingdom

Re:	Company Policies & Agreement

This letter agreement (this “Agreement”) shall become effective upon the appointment of Deborah A. Fuhr (the “Designee”) to the Board of Directors (the “Board”) of WisdomTree Investments, Inc., a Delaware corporation (the “Company”), pursuant to the Cooperation Agreement, dated as of May 25, 2022 (the “Cooperation Agreement”), by and among the Company and the entities and individuals set forth on the signature pages thereto (collectively with each of their respective Affiliates, the “Investor Group”). Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Cooperation Agreement.

1. Board Policies and Procedures. At all times while the Designee serves as a member of the Board and thereafter as applicable, the Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Codes of Conduct, insider trading policy, anti-hedging policies, Regulation FD-related policies, conflict of interest policies, corporate governance guidelines, Section 16 and Rule 144 reporting obligations, related party transactions reporting obligations, and other compliance policies that are generally applicable to all Board members (collectively, the “Company Policies”) and preserve the confidentiality of Company business, deliberations and information, including all confidential and proprietary materials, discussions and matters considered in connection with meetings of the Board or Board committees or received from the Company (collectively, the “Confidential Information”), in accordance with the Company Policies. The Designee agrees, if requested by the Company, to reasonably cooperate and comply in promptly providing any information reasonably necessary for the Company to assess the Designee’s compliance with the Company Policies and the Designee’s confidentiality and other obligations as set forth herein.

2. Obligations of the Designee. The Designee acknowledges and agrees that: (1) consistent with her fiduciary duties as a director of the Company, the Designee is obligated to consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any actual or potential conflict of interest between the Designee, on the one hand, and the Company, on the other hand; and (2) the Board, acting reasonably and in good faith, and having provided prior written notice to the Designee specifying the full reason(s) for such determination, may restrict the Designee’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

3. No Investor Group Arrangements. Other than with the prior written consent of the Company, the Designee agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect between any members of the Investor Group and the Designee providing for any compensation, reimbursement of expenses or indemnification of the Designee in connection with or related to the Designee’s service on the Board, except for those disclosed to the Company prior to the execution of this Agreement.

4. Voting Commitment. At all times while the Designee serves as a member of the Board through the conclusion of the Company’s 2023 Annual Meeting, the Designee (in her capacity as a stockholder of the Company) shall, or shall cause her Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting for quorum purposes and to vote all shares of Common Stock beneficially owned by the Designee and over which she has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement or consent statement filed in respect thereof; provided that the terms of this Section 4 shall not apply (i) to the voting of any shares of Common Stock beneficially owned by the Designee that she has received from or been awarded by the Company as compensation for her service as a member of the Board and (ii) with respect to any proposal for the election of directors of the Company that does not include the Designee as a member of the Company’s slate of nominees. For the avoidance of all doubt, no member of the Investor Group shall under any circumstances be deemed to be an Associate or an Affiliate of the Designee for the purposes of this Section 4.

5. Confidentiality. At all times while the Designee serves as a member of the Board, the Designee shall not provide any Confidential Information to any member of the Investor Group without the prior written consent of the Company. The Designee acknowledges and agrees that she will be required to keep confidential all Confidential Information of the Company and not disclose to any third party (including to any member of the Investor Group) any Confidential Information (including discussions or matters considered by the Board) unless and until such matters are publicly disclosed by the Company or otherwise permitted pursuant to the Company Policies. The Designee shall notify the Company promptly, in writing, of any misuse, misappropriation or unauthorized disclosure of any Confidential Information of the Company which may come to the Designee’s attention. Notwithstanding anything to the contrary contained in this Agreement, the term “Confidential Information” shall not include any information which (i) is known by the Designee prior to being received from the Company, (ii) is or becomes public knowledge, other than as a result of a violation of this Agreement by the Designee, (iii) is received by the Designee from a source other than the Company, provided that such information is not received by the Designee from a person, who to the Designee’s knowledge is providing the information in violation of its or their confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the Company, or (iv) is or was independently developed by the Designee without reference to or use of the Confidential Information.

In the event that the Designee is requested in any proceeding or governmental inquiry to disclose any Confidential Information, the Designee will provide the Company with prompt notice, to the extent permissible, of such request so that the Company may, at its sole expense, seek an appropriate protective order or waive compliance with the applicable provisions of this Agreement. If in the absence of a protective order or waiver, the Designee, based upon the advice of counsel, is legally required to disclose Confidential Information, or if the Company waives compliance with this Agreement, then the Designee may disclose without liability under this Agreement such portion of the Confidential Information which counsel advises that the Designee is legally required to disclose.

6. Return of Confidential Information. Within five (5) days following the date that the Designee ceases to serve as a member of the Board, the Designee shall, at the Company’s request, either, at the Designee’s election, promptly (a) destroy all confidential information of the Company and any copies thereof or (b) return to the Company all confidential information of the Company and any copies thereof, and in either case, upon request, shall certify in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this Agreement.

7. Restricted Activities. Except (x) with the approval of the Board (such approval(s) to be made in good faith and not to be unreasonably withheld, conditioned or delayed and where such approval is denied, the Board agrees to provide prior written notice thereof to the Designee specifying the reason(s) for such denial) or (y) with respect to or in connection with any employment, position or service previously disclosed to the Company prior to the date hereof, including, without limitation, those positions indicated on Schedule 1 attached hereto, during the term of this Agreement and continuing for a period of nine (9) months from the Designee’s Termination Date, the Designee shall not, and shall cause her Representatives not to, directly or indirectly, for the Designee, any member of the Investor Group or on behalf of, or in conjunction with, any other person or entity of any nature:

(a) enter into, anywhere in the Restricted Territory, any agreement or arrangement for the provision of consulting services to a Restricted Party relating to a Restricted Product/Service Offering (collectively the “Prohibited Product/Service Consulting Business”);

(b) solicit, canvass, approach, induce or communicate with any customer, supplier, vendor, service provider or partner of the Company or any of its subsidiaries in pursuit of the Prohibited Product/Service Consulting Business; or

(c) solicit, canvass, approach, or induce any director, officer, employee or contractor of the Company or any of its subsidiaries to terminate his, her or its service, employment or engagement with the Company or any of its subsidiaries, other than by means of a general advertisement that is not directed at any particular director, officer, employee or contractor of the Company or any of its subsidiaries.

For purposes of this Section 7:

“Restricted Product/Service Offering” shall mean (a) the issuance, management, marketing, operating, selling and/or distributing of (i) exchange-traded products (including, e.g., exchange traded funds, exchange traded notes and exchange traded commodities), including those that track or otherwise provide exposure to price movements of any cryptocurrencies or other digital assets, or use or incorporate blockchain technology, (ii) other pooled investment vehicles whose shares or interests are publicly offered (including, e.g., mutual funds) or whose shares or interests are listed on an exchange or are otherwise publicly available for trading or transfer, and any separate class of interests or shares of such product (including, e.g., funds that track or otherwise provide exposure to price movements of any cryptocurrencies or other digital assets, or use or incorporate blockchain technology), and/or (iii) tokenized (i.e., blockchain enabled) assets (including, e.g., dollar, gold, real estate), in each case solely to the extent such products track, represent, provide exposure to or invest in underlying assets, and/or (b) selling and/or providing services associated with tokenized assets or digital assets, including exchange, trading, brokerage, custody, lending, staking and/or digital wallet services, where, with respect to the products and services identified in subsections (a) and (b) of this definition: (x) the Company or any of its subsidiaries has existing products and/or services as of the Designee’s Termination Date; or (y) the Board has discussed, given serious consideration to and has not put on hold or ruled out the possibility of the Company or any of its subsidiaries launching products within 18 months following the relevant Board meeting or discussions that track, represent, provide exposure to or invest in such underlying assets or services associated with tokenized assets or digital assets during one or more Board meetings after the Designee was appointed to the Board and solely to the extent that the Designee received relevant information in relation to such matters on the same basis as the other members of the Board (whether by way of attendance at the relevant Board meetings and/or discussions, and/or receipt of relevant documents, information and materials).

“Designee’s Termination Date” means the date on which the Designee ceases to serve as a member of the Board.

“Restricted Party” means a party who directly issues, manages, markets, operates, sells, provides and/or distributes a Restricted Product/Service Offering.

“Restricted Territory” means:

(a) solely with respect to the Restricted Product/Service Offerings identified in subsections (a)(i) or (a)(ii) of the definition of Restricted Product/Service Offering, any territory in the world where (i) the Company lists or sells such Restricted Product/Service Offering as of the Designee’s Termination Date, or (ii) the Board has discussed, given serious consideration to and has not put on hold or ruled out the possibility of the Company or any of its subsidiaries launching such Restricted Product/Service Offering within 18 months following the relevant Board meeting or discussions during one or more Board meetings after the Designee was appointed to the Board and solely to the extent that the Designee received relevant information in relation to such matters on the same basis as the other members of the Board (whether by way of attendance at the relevant Board meetings and/or discussions, and/or receipt of relevant documents, information and materials); and

(b) solely with respect to the Restricted Product/Service Offerings identified in subsection (a)(iii) or (b) of the definition of Restricted Product/Service Offering, anywhere in the world.

The Company acknowledges and agrees that the employment, positions and services indicated in subsection (y), including Schedule 1, are included out of an abundance of caution and shall not constitute an acknowledgement, indication or agreement that any such employment, position or service would otherwise be restricted by this Section 7 but for the inclusion of subsection (y).

The Designee acknowledges and agrees that the restrictions contained in this Section 7 are a reasonable and necessary protection of the immediate interests of the Company and the Board, and that the Company would not have entered into this Agreement, and the Board would not have appointed the Designee to the Board, without receiving the consideration offered by the Designee and her Affiliates and Associates to these restrictions. If any provision contained in this Section 7 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7 and Section 7 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

For the avoidance of all doubt, this Section 7 shall not apply to, restrict or obligate any member of the Investor Group under any circumstances, and the Designee shall be under no obligation to cause any member of the Investor Group to pursue or refrain from any course of action or decision, pursuant to this Section 7.

8. Securities Laws. The Designee acknowledges that she is aware that United States securities laws prohibit any person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may trade securities on the basis of such information. The Designee agrees that she will not use or communicate any information in violation of such laws. At all times while the Designee serves as a member of the Board, the Designee shall not purchase or sell, directly or indirectly, any securities of the Company except in accordance with the Company’s insider trading policy.

9. Representations and Warranties. The Designee represents and warrants to the Company that:

(a) the Designee has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by the Designee, constitutes a valid and binding obligation and agreement of her and is enforceable against her in accordance with its terms;

(b) the execution, delivery and performance of this Agreement by the Designee does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to her or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which she is a party or by which she is bound;

(c) as of the date of this Agreement, the Designee owns beneficially or of record no shares of the Company’s Common Stock and has no voting authority over any shares of the Company’s Common Stock, and owns no Synthetic Equity Interests or any Short Interests in the Company;

(d) as of the date of this Agreement, the Designee is in compliance with all Company Policies, including with respect to the conduct of her and her Representatives’ business activities, and as of the date of this Agreement is not engaged in the Prohibited Product/Service Consulting Business; and

(e) in connection with the execution and delivery of this Agreement, the Designee has provided to the Company accurate and complete director and officer questionnaires, as reasonably requested by the Company.

10. Termination. Except as otherwise set forth herein, this Agreement and the obligations and restrictions hereunder shall terminate on the earlier of (i) one (1) year from the Designee’s Termination Date and (ii) the consummation of an Extraordinary Transaction; provided however, that any liability for breach of this Agreement prior to termination under this Section 10 shall survive such termination.

11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) two Business Days after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

WisdomTree Investments, Inc. 250 West 34th Street 3rd Floor New York, NY 10119 Attn: Marci Frankenthaler, Chief Legal Officer	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attn: Sean M. Donahue Andrew H. Goodman Jocelyn M. Arel

Email: mfrankenthaler@wisdomtree.com legalnotice@wisdomtree.com	Email: sdonahue@goodwinlaw.com agoodman@goodwinlaw.com jarel@goodwinlaw.com

If to the Designee:	with mandatory copies (which shall not constitute notice) to:

Deborah A. Fuhr c/o ETFGI LLP 125 Old Broad Street, 6th Floor London EC2N 1AR United Kingdom Email: deborah.fuhr@etfgi.com	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attn: Andrew Freedman, Esq. Email: afreedman@olshanlaw.com

12. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party irrevocably consents to service of process by first class certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

13. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party may be irreparably injured by an actual breach of this Agreement by the first-mentioned party or any of its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to seek equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

14. Miscellaneous.

(a) This Agreement, including all exhibits hereto, with the exception of the Cooperation Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Except as provided in this Agreement, this Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) For purposes of this Agreement, the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act; and the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.

(g) In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(h) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(i) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(j) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(k) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(l) The Form 8-K filed by the Company pursuant to the Cooperation Agreement will include a brief description of the terms of this Agreement, and this Agreement will be attached as an exhibit thereto.

[Signature Pages Follow]

Very truly yours,
WISDOMTREE INVESTMENTS, INC.

By:	/s/ Frank Salerno
Name: Frank Salerno
Title: Chairman

ACCEPTED AND AGREED TO BY:

/s/ Deborah A. Fuhr
DEBORAH A. FUHR

SIGNATURE PAGE TO LETTER AGREEMENT